Exhibit 10.2
EXECUTION COPY
SECOND AMENDMENT TO AGREEMENT
          This SECOND AMENDMENT TO AGREEMENT (“Second Amendment”), dated as of January 31, 2008, by and among VENETIAN CASINO RESORT, LLC, a Nevada limited liability company, having an address at 3355 Las Vegas Boulevard South, Las Vegas, NV 89109, as successor-by-merger to Lido Casino Resort, LLC (“Developer”), PHASE II MALL HOLDING, LLC, a Nevada limited liability company, having an address at 3355 Las Vegas Boulevard South, Room 1C, Las Vegas, NV 89109, as successor-in-interest to Developer (“New Developer”) and GGP LIMITED PARTNERSHIP, a Delaware limited partnership, with an address at 110 North Wacker Drive, Chicago, Illinois 60606 (“Mall II Buyer”).
W I T N E S S E T H:
          WHEREAS, Developer’s predecessor-in-interest, Lido Casino Resort, LLC (“Original Developer”), and Mall II Buyer entered into that certain Agreement dated as of April 12, 2004 (the “Phase II Mall Sale Agreement”), whereby Original Developer agreed to construct a mixed use development on certain land in Las Vegas, Nevada and to convey a portion of such development consisting of a proposed mall with retail shops and restaurants to Mall II Buyer (the “Phase II Mall”), all as more particularly described in the Phase II Mall Sale Agreement;
          WHEREAS, Original Developer, New Developer and Mall II Buyer entered into that certain Assignment and Assumption of Agreement and First Amendment to Agreement dated as of September 30, 2004 (the “First Amendment”; the Phase II Mall Sale Agreement, as amended by the First Amendment and the Letter Agreement (as defined below), the “Amended Agreement”) whereby Original Developer assigned its rights and interests under the Phase II Mall Sale Agreement to New Developer, New Developer assumed Developer’s rights and interests under the Phase II Mall Sale Agreement (but Original Developer was not released thereunder), and the parties amended the Phase II Mall Sale Agreement;
          WHEREAS, Original Developer, New Developer, Mall II Buyer and Grand Canal Shops II, LLC (“GCS”) entered into that certain letter agreement (the “Letter Agreement”) dated January 5, 2007, whereby Mall II Buyer agreed to cause GCS to convey that certain space identified in the Letter Agreement as the Tsunami Space and the Hallway Space, including, but not limited to, the space previously leased to Las Vegas Asia Corp. and known as space number 1064, to Developer and/or Phase II Mall Subsidiary, LLC (“Mall II LLC”); and
          WHEREAS, Developer, New Developer and Mall II Buyer wish to amend the Amended Agreement on the terms and conditions set forth in this Second Amendment.
          NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Second Amendment to Purchase Agreement

ARTICLE I
DEFINITIONS
           1.1 Capitalized terms used but not otherwise defined herein shall have the respective meanings given to such terms in the Amended Agreement and the Letter Agreement.
ARTICLE II
AMENDMENTS TO PHASE II MALL SALE AGREEMENT
AND LETTER AGREEMENT
          2.1 The drawings specified on Exhibit A attached hereto and made a part hereof constitute the Final Construction Drawings and Specs.
          2.2 The third sentence of Section 2.3(a) is hereby deleted in its entirety.
          2.3 Section 2.3(b) of the Amended Agreement is hereby amended and restated to read in its entirety as follows:
“Developer and Mall II Buyer hereby agree that the as-built or to be built square footage of the Floor Area included in the Mall Improvements is approximately 525,523 gross square feet (the “As-Built Floor Area”).
          2.4 Notwithstanding anything to the contrary contained in Section 10.1(c) or any other provision of the Amended Agreement, Developer, New Developer and Mall II Buyer hereby agree that Substantial Completion of the Mall Improvements located in the tower being constructed above the Walgreen’s store (“Walgreen’s Portion”) shall not be a condition to Mall II Buyer’s obligation to consummate the Closing, provided that such failure to substantially complete the Walgreen’s Portion would not be reasonably expected to materially adversely affect the operation and opening of the remainder of the Phase II Mall. The parties acknowledge and confirm that in the event that the Walgreen’s Portion is not Substantially Complete as of the Closing, Developer’s obligation to achieve Substantial Completion of the Walgreen’s Portion, and Developer’s other obligations with respect to the Walgreen’s Portion set forth in the Amended Agreement (including without limitation Section 3.8 thereof), shall survive the Closing.
          2.5 The parties hereby agree that from and after the Closing until Substantial Completion of the Walgreen’s Portion is achieved, Developer shall continue to be required to perform all duties and obligations (monetary as well as non-monetary) of Mall II LLC as tenant under that certain Commercial Lease dated March 1, 2004, by and between CAP II – Buccaneer, LLC, a New Mexico limited liability company (“CAP II”), as landlord, and Mall II LLC, as tenant, as amended by that certain Amendment to Commercial Lease dated September 30, 2004 and that certain Second Amendment to Commercial Lease dated January 12, 2007 (the “Walgreen’s Lease”). All monetary
Second Amendment to Purchase Agreement

obligations of tenant under the Walgreen’s Lease paid by Developer pursuant to this Section 2.4 for any partial month, year or other applicable period shall be appropriately prorated between Developer and Mall II Buyer as of the date Developer achieves Substantial Completion of the Walgreen’s Portion.
          2.6 Developer and New Developer hereby agree that in performing the construction of the Walgreen’s Portion, Developer and New Developer shall use commercially reasonable efforts to minimize interference with the use, enjoyment, and occupancy of the remainder of the Phase II Mall and the conduct by Mall II Buyer of its business at the Phase II Mall.
          2.7 Developer shall achieve Substantial Completion of the Walgreen’s Portion no later than July 30, 2008, provided that said deadline shall be extended one day for each day of delay due to Force Majeure, Construction Delays or Buyer Delays.
          2.8 Developer and Mall II Buyer hereby acknowledge and confirm that the Phase II Hotel/Casino was Open for Business on December 28, 2007, and the Phase II Mall was Open for Business on January 18, 2008.
          2.9 Developer and Mall II Buyer hereby acknowledge and confirm that notwithstanding any provision to the contrary in the Amended Agreement, the grand opening of the Phase II Mall was planned, conducted and operated by Developer at Developer’s expense, and Mall II Buyer cooperated in connection with such opening.
          2.10 Section 14.6 of the Amended Agreement is hereby amended and restated to read in its entirety as follows:
“Delivery of Survey. At Developer’s expense, Developer shall deliver to Mall II LLC, at the Closing, a survey (dated or updated to a date not earlier than sixty (60) days before the Closing Date) of the Phase II Mall based on the Final Construction Drawings and Specs. Within 90 days after completion of the construction of the Development, Developer shall deliver to Mall II Buyer an “as-built” survey showing the Development (including the Phase II Mall) “as-built.””
          2.11 Section 15.14 of the Amended Agreement is hereby amended and restated to read in its entirety as follows:
“Developer and Mall II Buyer hereby (a) acknowledge and affirm that Tsunami has surrendered its leasehold interest in the Phase I Mall, (b) agree that regardless of whether the space previously demised to Tsunami is conveyed by the owner of the Phase I Mall to Mall II LLC or is not so conveyed (and, if not so conveyed, regardless of whether such space is made available by easement by the owner of the Phase I Mall to Mall II LLC), such space, together with that certain hallway space as both are legally described on Exhibit C attached hereto and made a part hereof, shall be deemed to be owned by Mall II LLC, and to be part of the Phase
Second Amendment to Purchase Agreement

II Mall, for purposes of calculating the Closing Payments, each Adjustment Payment, the Earn-Out Payment and the Recalculated Earn-Out.”
          2.12 Section 16.3(c) of the Amended Agreement is hereby amended and restated to read in its entirety as follows:
“Prior to the Closing Date, all security deposits and other similar payments received by Mall II LLC from Tenants (including interest accrued thereon, collectively (but excluding all Tenant Contractor Payments (as defined below), “Tenant Payments”) shall be held by Developer or Mall II LLC in one or more separate interest bearing accounts. From and after the Closing Date, all Tenant Payments held by Developer or Mall II LLC shall remain in or come into (through the transfer to Developer of such accounts or the funds held therein) the possession of Developer, but Mall II LLC shall be responsible for all obligations with respect to the deposits represented by the Tenant Payments. In consideration therefor, there shall be an adjustment made to the first Adjustment Payment in an amount equal to the aggregate amount of the Tenant Payments. Developer shall have no responsibility or liability to Mall II LLC, Mall II Buyer, any Tenant, or any other party with respect to the deposits represented by the Tenant Payments, including any obligation to refund or apply such deposits. Prior to the Closing Date, all security deposits and other similar payments received from any Tenant or any Tenant contractor intended to provide security with respect to damage to the Phase II Mall and/or Phase II Hotel/Casino caused by Tenant Build-Out Work (any such contractor, a “Tenant Contractor” and such payments, the “Tenant Contractor Payments”) shall be held by Developer. From and after the Closing Date, all Tenant Contractor Payments held by Developer shall remain in the possession of Developer. Developer shall use commercially reasonable efforts, at Mall II LLC’s expense and in accordance with Mall II LLC’s reasonable instructions, to enforce for the benefit of Mall II LLC the applicable agreements concerning the disbursement of the Tenant Contractor Payments in the event of damage to the Phase II Mall; provided that the foregoing is not intended to prohibit, or restrict in any way, Developer’s right to enforce such agreements in the event of damage to the Phase II Hotel/Casino.”
          2.13 Exhibit B attached hereto and made a part hereof is hereby added to the Amended Agreement as Exhibit C.
          2.14 The parties hereby acknowledge and confirm that Mall II Buyer desires to exchange other property of like kind and qualifying use within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, for fee title in the Phase II Mall or membership interests in Mall II LLC. Mall II Buyer expressly reserves the right to assign its rights and interests, but not its obligations, under the Amended Agreement and Letter
Second Amendment to Purchase Agreement

Agreement, each as hereby amended, to a qualified intermediary as provided in Reg. 1.1031(k)-1(g)(4) on or before 180 days from the date hereof and Developer hereby assents to any such assignment by Mall II Buyer. Developer agrees to cooperate with Mall II Buyer or its assignee in order to complete a qualifying like kind exchange for the benefit of Mall II Buyer, provided that Developer shall incur no liability, cost or expense in connection therewith.
          2.15 From and after the Closing, Mall II Buyer shall purchase and at all times maintain the business interruption insurance required under the Amended REA. In the event Mall II Buyer receives proceeds from any such business interruption insurance, or in the event that Mall II Buyer does not maintain business interruption insurance as required by this Section 2.15 and a loss occurs for which Mall II Buyer would have received proceeds under any such business interruption insurance policy had such policy been in effect, the amount of any such proceeds payable to Mall II Buyer, or the amount of such proceeds that would have been payable to Mall II Buyer if such policy had been in effect, shall be included in operating income for the purposes of calculating each Adjustment Payment, the Earn-Out Payment and the Recalculated Earn-Out.
          2.16 Notwithstanding Section 20.2(b) of the Agreement, there shall be five Interim Payment Dates on which Mall II Buyer shall pay to Developer an Adjustment Payment, as follows: June 16, 2008; October 15, 2008; the twelve (12) month anniversary of the Closing Date; the eighteen (18) month anniversary of the Closing Date; and the twenty-four (24) month anniversary of the Closing Date.
          2.17 Mall II Buyer hereby agrees, in connection with and as full settlement for Developer’s claim that Phase II Mall includes too much public corridor space and that some of such space should have been Tenant Space, to pay Developer, at the Closing, as additional purchase price for the Membership Interests, an amount equal to $13,141,388.15 by wire transfer of immediately available federal funds to an account designated by Developer.
          2.18 (a) The parties hereby agree that in connection with and as full settlement of certain disputes between the parties, the first Adjustment Payment shall be increased by the following amounts: (i) an amount equal to the amount that would be owed by GCS pursuant to Schedule II of the REA as of the Closing Date, assuming that Stewarding (as such term is used in the REA) had always been a Hotel/Casino/Mall/SECC Common Area Charge (as such term is defined in the REA) but without giving effect to the amendment to the REA being entered into on the Closing Date (the “REA Amendment”), on account of Stewarding provided to GCS from January 1, 2007 through the Closing Date, and (ii) an amount equal to the previously unpaid portion of the amount that would, if the Second Amendment was not entered into, be owed by GCS under the REA as of the Closing Date on account of Off-Site Employee Parking (as such term is defined in the REA) from September 1, 2006 through the Closing Date. The amounts described in clauses (i) and (ii) of the preceding sentence shall be reasonably determined in good faith by Developer and Mall II Buyer; provided, that if Developer and Mall II Buyer are unable to come to agreement on either such amount within 90 days after the Closing Date, Developer and Mall II Buyer shall submit
Second Amendment to Purchase Agreement

the matter for determination by the Independent Expert (as such term is defined in REA) pursuant to the provisions of Section 14.16 of the REA; provided further that Mall II Buyer shall be estopped from arguing that Developer waived the right to collect the charges for Stewarding (for the period from and after January 1, 2007) and/or Off-Site Employee Parking (for the period from and after September 1, 2006) by reason of not previously billing such charges or any other reason, or from otherwise arguing that such charges are (whether because H/C I Owner is obligated to provide such services for no charge, or some other reason) not Hotel/Casino/Mall/SECC Common Area Charges or otherwise invalid. As an illustration of the second proviso clause of the preceding sentence, the only matter to be reasonably determined in good faith by Developer and Mall II Buyer (or determined by the Independent Expert) with respect to clause (ii) of the first sentence of this paragraph is the aggregate amount that would have been owed by GCS from September 1, 2006 through the Closing Date pursuant to the Off-Site Employee Parking section of Schedule II of the REA (but not including amounts actually billed and paid) if the adjustment procedure described in said section had been properly followed.
               (b) Developer hereby agrees on behalf of H/C I Owner, H/C II Owner, SECC Owner and Residential Portion Owner (as such terms are defined in the REA), and Mall II Buyer hereby agrees on behalf of Mall I Owner and Mall II Owner (as such terms are defined in the REA), that the Initial Off-Site Employee Parking Amount and the Initial Stewarding Amount (as such terms are defined in the REA) shall be determined by the procedure described in the last two (2) sentences of paragraph (a) of this Section 2.18, with both proviso clauses of the second-to-last sentence of said paragraph also applying.
          2.19 Developer and Mall II Buyer hereby agree that if any Lease for the operation of any retail cart or kiosk in the existing corridors or common areas of the Phase II Mall is entered into on or after the Earn-Out Date, whenever Mall II Buyer receives any payment from the Tenant under such Lease, including payments on account of fixed or base rent or percentage rent and payments received due to resolutions or settlements of litigations or arbitrations, but excluding payments on account of real estate taxes, “CAM” or other operating expenses, Mall II Buyer shall, within fifteen (15) Business Days of receipt of such payment, pay to Developer an amount equal to half of such payment.
          2.20 Developer and Mall II Buyer hereby agree that apportionments with respect to the Phase II Mall (“Apportionments”), including without limitation, apportionments for rent and other Lease payments, real property taxes, water and sewage charges, utilities and fuel charges and the apportionment described in the third sentence of Section 16.3(c) of the Agreement, shall be made substantially in the manner (subject to any appropriate changes) set forth in Section 6 of that certain Purchase and Sale Agreement, dated as of April 12, 2004, by and between Grand Canal Shops Mall Subsidiary, LLC, a Delaware limited liability company, Grand Canal Shops Mall MM Subsidiary, Inc., a Nevada corporation, and Mall II Buyer. The Apportionments shall be adjusted as of 11:59 P.M. on the day preceding the Closing Date, but the net amount of
Second Amendment to Purchase Agreement

such Apportionments shall be paid by Mall II Buyer to Developer or credited by Developer to Mall II Buyer, as the case may be, on the first Interim Payment Date.
          2.21 Developer represents and warrants to Mall II Buyer that as of the date hereof, Mall II LLC is neither a guarantor nor a borrower with respect to any loan other than (a) the loan made pursuant to that certain Credit and Guaranty Agreement dated as of May 23, 2007 (the “Credit Agreement”), by and among Las Vegas Sands, LLC, a Nevada limited liability company, as Borrower, the lenders party thereto from time to time, Goldman Sachs Credit Partners L.P., Lehman Brothers Inc. and Citigroup Global Markets Inc., as Joint Lead Arrangers, Joint Bookrunners and Syndication Agents, The Bank of Nova Scotia, as Administrative Agent and Collateral Agent, and JPMorgan Chase Bank, N.A., as Documentation Agent and (b) that certain Amended and Restated FF&E Credit Facility Agreement, dated as of August 21, 2007, by and among Las Vegas Sands, LLC, a Nevada limited liability company, New Developer, the other Persons from time to time party thereto as Credit Parties, General Electric Capital Corporation, as Administrative Agent, Collateral Agent and a Lender, GE Capital Markets, Inc., as Lead Arranger and Book Runner, and the other Persons from time to time party thereto as Lenders. On the Closing Date, Developer will cause Mall II LLC to be released from all liability under each of the above-described loans.
          2.22 The parties hereby acknowledge the existence of a dispute with Consolidated Resorts, Inc. (“Consolidated Resorts”) with respect to that certain Rights Agreement dated as of June 2006 between Mall II LLC, as landlord, and Consolidated Resorts, as tenant. No amounts payable under such Rights Agreement shall be included within the calculation of (i) the Closing Payment, or (ii) except as otherwise set forth in this Section 2.22, any Adjustment Payment or the Earn-Out Payment. From and after the Closing, Mall II Buyer shall cause Mall II LLC to take all actions, and only such actions, as may be directed from time to time by Developer (and at Developer’s sole cost and expense) with respect to such dispute, including without limitation commencing and pursuing litigation (as directed by Developer and using counsel appointed by Developer) and, if and as determined by Developer, settling such litigation (provided that (a) any non-monetary component of any settlement, and (b) if such settlement includes Consolidated Resorts or an Affiliate entering into another Lease covering space in the Phase II Mall, all of the terms (including financial terms) of such Lease, shall be subject to the approval of Mall II LLC, which shall not be unreasonably withheld or delayed). Developer shall indemnify, defend and hold harmless Mall II LLC from and against any costs, expenses, losses, claims, or counterclaims arising from or related to such litigation. Any damages or other financial settlement of such dispute shall be the sole property of (and shall be forwarded to) Developer, provided that to the extent that the resolution (including settlement) of such dispute involves the enforcement of such Rights Agreement (i.e., Consolidated Resorts agrees to honor such Rights Agreement or there is a non-appealable judicial determination that Consolidated Resorts must honor such Rights Agreement) or the entering into of another Lease covering space in the Phase II Mall with Consolidated Resorts or an Affiliate thereof, then all amounts payable under such Rights Agreement or replacement Lease shall be the property of Mall II LLC and (a) if such resolution occurs prior to the Earn-Out Date, such Rights Agreement or applicable other Lease shall be taken into account in calculating any remaining Adjustment
Second Amendment to Purchase Agreement

Payments and the Earn-Out Payment or (b) if such resolution occurs on or after the Earn-Out Date, Mall II Buyer shall pay to Developer by wire transfer of immediately available federal funds to an account designated by Developer within fifteen (15) Business Days of such resolution an amount (the “Additional Payment Amount”) equal to (x) the product of (1) twelve (12) multiplied by (2) the fixed or base rent or other fixed periodic payment under the Rights Agreement or any applicable other Lease for the first calendar month for which rent is due and there is no full or partial abatement of rent, divided by (y) either (A) .06 if net operating income for the twelve consecutive calendar months immediately preceding the Earn-Out Date was less than thirty-eight million dollars ($38,000,000) or (B) .08 if clause (A) does not apply. Notwithstanding the foregoing, (i) there shall be deducted from any Adjustment Payment or Earn-Out Payment calculated pursuant to this Section 2.22 an amount equal to the amount of any damages or other financial settlement received by Developer in connection with such dispute and (ii) if clause (b) of the preceding sentence applies, the relevant Lease is the Rights Agreement and the expiration date in the Rights Agreement is not extended from the specific expiration date set forth in the Rights Agreement as of the date hereof in order to give the Mall II Buyer the benefit of a full five (5) year term, the Additional Payment Amount shall be reduced by a percentage equal to the percentage reduction in the effective term of the Rights Agreement.
          2.23 (a) The parties hereby acknowledge and confirm that (i) notwithstanding their prior intentions, the space (the “Excluded Space”) covered by that certain Lease (the “Excluded Lease”) dated as of October 3, 2007 by and between Mall II LLC and Strip View Entertainment LLC (“Bathhouse”) will not be part of the Phase II Mall as of the Closing Date and (ii) therefore, on or promptly after the Closing Date and pursuant to documentation reasonably satisfactory to the parties (1) the Excluded Lease will be assigned by Mall II LLC to Developer, (2) the space covered by that certain Palazzo Casino Level Restaurant/Retail Master Lease Agreement dated as of the Closing Date (the “Master Lease”) by and between Developer and Mall II LLC will not include any of the Excluded Space and (3) the portion of the Excluded Space owned by Mall II LLC will be leased to Developer (such lease arrangement, the “Temporary Lease”) for the annual rent of one dollar ($1.00).
               (b) The parties also acknowledge and confirm that Developer intends (but is not obligated) to exercise remedies against Bathhouse in connection with defaults by Bathhouse under the Excluded Lease. Upon either (i) a non-appealable judicial determination in connection with such exercise, (ii) a binding settlement between Developer and Bathhouse with respect to such remedies and such defaults or (iii) the termination by Developer of all actions (including the termination of all litigations) in connection with such exercise (any of the events described in clauses (i), (ii) and (iii) of this sentence, the “Bathhouse Resolution”) then promptly thereafter (A) pursuant to documentation reasonably satisfactory to Developer and Mall II LLC, (1) if the Excluded Lease has not been terminated, the Excluded Lease will be assigned by Developer to Mall II LLC, (2) the Master Lease will be amended so that the space covered thereby includes all Excluded Space not owned by Mall II LLC and (3) the Temporary Lease will be terminated and (B) the provisions of paragraphs (c) and (d) of this Section 2.23 shall apply. Developer shall have the right to take all actions and make all decisions (at its sole
Second Amendment to Purchase Agreement

cost and expense) in connection with its exercise of such remedies and all litigations in connection therewith, including without limitation settling such litigation; provided, however that (x) any non-monetary component of any settlement, and (y) if such settlement includes Bathhouse or an Affiliate entering into another Lease covering space in the Phase II Mall, all of the terms (including financial terms) of such Lease, shall be subject to the approval of Mall II LLC, which shall not be unreasonably withheld or delayed.
               (c) Any damages or other financial settlement paid or owed by Bathhouse or any Affiliate thereof in connection with the Bathhouse Resolution shall be the sole property of Developer, provided that to the extent that the Bathhouse Resolution results in the Excluded Lease remaining in effect and not being terminated, or the entering into of another Lease covering the Excluded Space with Bathhouse or an Affiliate thereof, then all amounts payable under such Excluded Lease or replacement Lease shall be the property of Mall II LLC and (i) if the Bathhouse Resolution occurs prior to the Earn-Out Date, such Excluded Lease or applicable other Lease shall be taken into account in calculating any remaining Adjustment Payments and the Earn-Out Payment or (ii) if the Bathhouse Resolution occurs on or after the Earn-Out Date, Mall II Buyer shall pay to Developer by wire transfer of immediately available federal funds to an account designated by Developer within fifteen (15) Business Days of the Bathhouse Resolution an amount equal to (x) the product of (1) twelve (12) multiplied by (2) the fixed or base rent or other fixed periodic payment under the Excluded Lease or any applicable other Lease for the first calendar month for which rent is due and there is no full or partial abatement of rent, divided by (y) either (A) .06 if net operating income for the twelve consecutive calendar months immediately preceding the Earn-Out Date was less than thirty-eight million dollars ($38,000,000) or (B) .08 if clause (A) does not apply.
               (d) In the event that the Bathhouse Resolution results in the Excluded Lease being terminated without a replacement Lease being entered into by Bathhouse or an Affiliate thereof, then the parties will cooperate to identify a tenant or tenants suitable to Developer and Mall II LLC (in the sole discretion of each) to occupy the Excluded Space and negotiate a Lease with each such tenant, provided that any such Lease must be acceptable to both Developer and Mall II LLC (in the sole discretion of each). If any such Lease is entered into prior to the Earn-Out Date, such Lease shall be taken into account in calculating any remaining Adjustment Payments and the Earn-Out Payment. If any such Lease is entered into on or after the Earn-Out Date, Mall II Buyer shall pay to Developer by wire transfer of immediately available federal funds to an account designated by Developer within fifteen (15) Business Days of such resolution an amount equal to (x) the product of (1) twelve (12) multiplied by (2) the fixed or base rent or other fixed periodic payment under such Lease for the first calendar month for which rent is due and there is no full or partial abatement of rent, divided by (y) either (A) .06 if net operating income for the twelve consecutive calendar months immediately preceding the Earn-Out Date was less than thirty-eight million dollars ($38,000,000) or (B) .08 if clause (A) does not apply.
          2.24 Promptly after the Closing Date, Mall II LLC, as landlord, and Developer or an Affiliate thereof, as tenant, shall enter into a lease (the “Palazzo Village
Second Amendment to Purchase Agreement

Lease”) covering that certain space identified as “Space No. 2720” (the “Palazzo Village”), which lease shall include the terms set forth on Exhibit C attached hereto and made a part hereof, and shall, subject to the further provisions of this Section 2.24, otherwise be on commercially reasonable terms consistent with other restaurant Leases for space in the Phase II Mall as of the date hereof. The Palazzo Village Lease shall also require that Developer (a) maintain the Palazzo Village in a quality consistent with the overall quality of the Phase II Mall, (b) not install, or permit any subtenants to install, seating in the common areas of the Palazzo Village other than in the area surrounding and dedicated to the wine bar and (c) use good faith efforts to provide Raymond Nisi with an interest in the wine bar. The Palazzo Village Lease shall also provide that (i) Mall II LLC shall have the right to approve (such approval not to be unreasonably delayed or withheld) (x) any Palazzo Village subtenants other than those Palazzo Village subtenants listed in Exhibit C and (y) the plans and specifications for the Palazzo Village and (ii) in the event that Developer enters into any Lease for the operation of any retail cart or kiosk in the Palazzo Village, whenever Developer receives any payment from the subtenant under such Lease, including payments on account of fixed or base rent or percentage rent and payments received due to resolutions or settlements of litigations or arbitrations, but excluding payments on account of real estate taxes, “CAM” or other operating expenses, Developer shall, within fifteen (15) Business Days of receipt of such payment, pay to Mall II Buyer an amount equal to half of such payment.
          2.25 The parties hereby agree that the Punch List Items include the items set forth on Exhibit D attached hereto and made a part hereof.
          2.26 Promptly after Closing, Developer will (a) cause the outdoor terrace portion of the so-called “J Space” on “Level 136’” of the Phase II Mall, and the portion of the common area near the atrium area on “Level 136’” of the Phase II Mall (as more specifically delineated on Exhibit E attached hereto and made a part hereof), to become separate legal parcels (or part of legal parcels owned by Mall II LLC) and (b) transfer such terrace space and common area, for no additional consideration, to Mall II LLC free and clear of all title defects other than Permitted Encumbrances.
          2.27 The parties hereby agree that if the Closing Date is February 29, 2008, then, for the purpose of calculating any annual, twelve (12) month or twenty-four (24) month anniversary (or any other monthly anniversary based on a whole number multiple of twelve (12)), the Closing Date shall be deemed to be March 1, 2008. This Section 2.27 shall apply to all documents executed in connection with the sale of the Phase II Mall, including without limitation the Amended Agreement as amended by this Second Amendment, the Master Lease, that certain Construction Warranty dated as of February 29, 2009 made by New Developer and Developer in favor of Mall II LLC and the REA (as amended as of the date hereof).
Second Amendment to Purchase Agreement

ARTICLE III
MISCELLANEOUS
          3.1 The provisions of this Second Amendment shall survive the Closing.
          3.2 This Second Amendment may be executed in one or more counterparts which when taken together shall constitute but one original.
          3.3 This Second Amendment shall be binding on and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors in interest and assigns.
          3.4 As amended hereby, the Amended Agreement is ratified and confirmed in all respects.
          3.5 This Second Amendment shall be governed by the laws of Nevada (without regard to principles of conflicts of laws).
[Signatures begin on the following page.]
Second Amendment to Purchase Agreement

          IN WITNESS WHEREOF, New Developer and Mall II Buyer have caused this Second Amendment to Agreement to be executed as of the date and year first above set forth.

PHASE II MALL HOLDING, LLC

By:	Lido Casino Resort Holding Company, LLC, its Manager

	By:	Lido Intermediate Holding Company, LLC, its managing member

		By:	Venetian Casino Resort, LLC, its sole member

			By:	/s/ Robert G. Goldstein

Name: Robert G. Goldstein
Title: Senior Vice President
[Signatures continue on the following page.]
(Signature Page)
Second Amendment to Purchase Agreement

VENETIAN CASINO RESORT, LLC
By:	/s/ Robert G. Goldstein
	Name:	Robert G. Goldstein
	Title:	Senior Vice President

[Signatures continue on the following page.]
(Signature Page)
Second Amendment to Purchase Agreement

MALL II BUYER:

GGP LIMITED PARTNERSHIP

By:	General Growth Partnership, Inc.

	By:	/s/ Bernard Freibaum

Name: Bernard Freibaum
Title: Authorized Officer
(Signature Page)
Second Amendment to Purchase Agreement

Exhibit A
Construction Drawings and Specs at 100% completion
[attached behind]
Second Amendment to Purchase Agreement

Ex. A -1

Exhibit B
SURVEY AREA X
LEGAL DESCRIPTION
PARCEL “B”
A PORTION OF LOT 1 OF THAT CERTAIN FINAL MAP ENTITLED “FINAL MAP OF THE VENETIAN COMMERCIAL SUBDIVISION”, RECORDED IN BOOK 139 OF PLATS, AT PAGE 25, OFFICIAL RECORDS OF CLARK COUNTY, NEVADA, LYING WITHIN THE SOUTHWEST QUARTER (SW 1/4) OF THE NORTHWEST QUARTER (NW 1/4) OF SECTION 16, TOWNSHIP 21 SOUTH, RANGE 61 EAST, M.D.M., CLARK COUNTY, NEVADA, DESCRIBED AS FOLLOWS:
COMMENCING AT THE NORTHEAST CORNER OF THE SOUTHWEST QUARTER (SW 1/4) OF SAID SECTION 16; THENCE NORTH 77°43’14” WEST, 1,512.68 FEET TO THE POINT OF BEGINNING; THENCE SOUTH 01°00’00” WEST, 25.90 FEET; THENCE SOUTH 46°00’00” WEST, 36.57 FEET; THENCE NORTH 44°00’00” WEST, 14.81 FEET; THENCE NORTH 89°00’00” WEST, 87.77 FEET; THENCE SOUTH 01°00’00” WEST, 0.80 FEET; THENCE NORTH 89°00’00” WEST, 23.34 FEET; THENCE NORTH 00°59’07” EAST, 42.10 FEET; THENCE SOUTH 88°59’59” EAST, 147.45 FEET TO THE POINT OF BEGINNING.
EXCEPTING THEREFROM ALL OF ABOVE DESCRIBED AREA LYING BELOW THE ELEVATION OF 2117 FEET AND ABOVE THE ELEVATION OF 2136 FEET, BASED ON CLARK COUNTY BENCH MARK 6C11 15W4, A RIVET AND SQUARE ALUMINUM PLATE IN TOP OF CURB, NORTHEAST CORNER OF PARADISE ROAD AND SANDS AVENUE-TWAIN AVENUE, NEAR THE PC OF PARADISE ROAD, HAVING A RECORD ELEVATION OF 2051.22 FEET.
SAID PARCEL CONSISTS OF AIR RIGHTS ONLY.
PARCEL “C”
A PORTION OF LOT 1 OF THAT CERTAIN FINAL MAP ENTITLED “FINAL MAP OF THE VENETIAN COMMERCIAL SUBDIVISION”, RECORDED IN BOOK 139 OF PLATS, AT PAGE 25, OFFICIAL RECORDS OF CLARK COUNTY, NEVADA, LYING WITHIN THE SOUTHWEST QUARTER (SW 1/4) OF THE NORTHWEST QUARTER (NW 1/4) OF SECTION 16, TOWNSHIP 21 SOUTH, RANGE 61 EAST, M.D.M., CLARK COUNTY, NEVADA, DESCRIBED AS FOLLOWS:
COMMENCING AT THE NORTHEAST CORNER OF THE SOUTHWEST QUARTER (SW 1/4) OF SAID SECTION 16; THENCE NORTH 77°43’14” WEST, 1,512.68 FEET TO THE POINT OF BEGINNING; THENCE SOUTH 01°00’00” WEST, 25.90 FEET; THENCE SOUTH 46°00’00” WEST, 36.25 FEET; THENCE NORTH 44°00’00” WEST, 3.34 FEET; THENCE SOUTH 46°00’00” WEST, 20.59 FEET; THENCE SOUTH 44°00’00” EAST, 1.27 FEET; THENCE SOUTH 46°00’00” WEST, 8.04 FEET; THENCE SOUTH 01°00’00” WEST, 54.32 FEET; THENCE NORTH 89°00’00” WEST, 37.07 FEET; THENCE NORTH 01°00’00” EAST, 2.14 FEET; THENCE NORTH 89°00’00” WEST, 18.26 FEET; THENCE NORTH 01°00’00” EAST, 15.00 FEET; THENCE NORTH 89°00’00” WEST, 7.00 FEET; THENCE NORTH 01°00’00” EAST, 13.16 FEET; THENCE NORTH 89°00’00” WEST, 15.57 FEET; THENCE SOUTH 01°00’00” WEST, 3.68 FEET; THENCE NORTH 89°00’00” WEST, 22.17 FEET; THENCE NORTH 00°59’07” EAST, 98.00 FEET; THENCE SOUTH 88°59’59” EAST, 147.45 FEET TO THE POINT OF BEGINNING.
Second Amendment to Purchase Agreement

Ex. B -1

EXCEPTING THEREFROM ALL OF ABOVE DESCRIBED AREA LYING BELOW THE ELEVATION OF 2136 FEET AND ABOVE THE ELEVATION OF 2148 FEET, BASED ON CLARK COUNTY BENCH MARK 6C11 15W4, A RIVET AND SQUARE ALUMINUM PLATE IN TOP OF CURB, NORTHEAST CORNER OF PARADISE ROAD AND SANDS AVENUE-TWAIN AVENUE, NEAR THE PC OF PARADISE ROAD, HAVING A RECORD ELEVATION OF 2051.22 FEET.
SAID PARCEL CONSISTS OF AIR RIGHTS ONLY.
BASIS OF BEARING

NORTH 00°24'18" WEST BEING THE EAST LINE OF THE NORTHEAST QUARTER (NE 1/4) OF THE SOUTHWEST QUARTER (SW 1/4) OF SECTION 16, TOWNSHIP 21 SOUTH, RANGE 61 EAST, M.D.M. AS SHOWN ON PARCEL MAP FILE 33, PAGE 98 OF OFFICIAL RECORDS, CLARK COUNTY, NEVADA, SAID LINE ALSO BEING THE CENTERLINE OF KOVAL LANE.
END OF DESCRIPTION.
LAND SURVEYOR, PLS
NOAH REYNOLDS
NEVADA LICENSE NO. 13870
HORIZON SURVEYS
9901 COVINGTON CROSS DRIVE, SUITE 120
LAS VEGAS, NV 89144
(702) 228-5066
Second Amendment to Purchase Agreement

Ex. B -2

Exhibit C
Description of Palazzo Village
Developer has proposed a “food village” for the currently vacant Space 9 (totaling approximately 18,986 sq/ft). This is not a food court (ie – there will be no common area seating other than as referenced in Section 2.24), but more an aggregation of smaller, boutique restaurants. This concept would serve the breakfast, lunch and dinner demand for consumers who desire a more sophisticated, branded experience in an otherwise casual setting. The concept will marry fast casual convenience with the high quality of a traditional sit-down restaurant.
Developer will be the guarantor and enter into a master lease which will begin not later than April 1, 2009. The proposed rent structure is $50 sq/ft (with annual increases of 3%) versus 12% of total sales generated in the leased premises, requiring a 10 year lease. The lease will have one (1) five (5) year option, which would only be applicable if an agreed upon sales threshold is met and if so, rent would adjust to reflect market at the time of option term commencement (with annual increases of 3%). CAM charges will be at the standard rates for Palazzo restaurants (ie – initially $20 per sq/ft with annual increases). The master lease will include the common area surrounded by these boutique restaurants (for a total master leased premises of approximately 18,986 sq/ft). In the event that Developer desires to install any retail kiosks, duratrans, or similar income producing structures in such common area, the same shall be subject to the approval of Phase II Mall Subsidiary (not to be unreasonably withheld).
To date Developer has received commitments from the following restaraunteurs:
-	Thomas Keller for Bouchon Bakery and “Burgers and Half-bottles”

-	Joe Bastianich and Marion Batali for La Mozza and Casa Mona

-	Emeril Lagasse for a yet to be named BBQ concept

-	Gary Greengrass for Barney Greengrass

-	Charlie Trotter for Trotters To Go

-	CRU or Zacky’s for wine
Developer guarantees that not less than 6 of the 8 of the above concepts commit by no later than July 1, 2008; in the event that they do not so commit, Phase II Mall Subsidiary will have the right to terminate the master lease prior to obtaining commitment by 6 of such 8). Developer shall provide copies of any written commitments. In the event of noncommittal or if, following execution of a sublease with any such tenant, such tenant subsequently vacates, Developer will replace the concept with a like-tenant, similar in quality and name brand (subject to approval rights set forth in Section 2.24).
As soon as reasonably practicable, Developer shall prepare a layout and renderings of this concept, which shall be subject to the reasonable approval of Phase II Mall Subsidiary.
Second Amendment to Purchase Agreement

Ex. C -1

Exhibit D
Additional Punch List Items
1.	The operating manuals;

2.	Six (6) directories;

3.	Five (5) lounge seating groups;

4.	Fifteen (15) trash receptacles.;

5.	Directional signage; and

6.	Mirrors in restrooms.
Second Amendment to Purchase Agreement

Ex. D -1

Exhibit E
Description of Level 136’ Common Area to Be Conveyed to Mall II LLC
[attached behind]

Ex. E-1